(e)(1)(i)

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

VOYA MUTUAL FUNDS

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Funds

Voya CBRE Global Infrastructure Fund
Voya CBRE Long/Short Fund
Voya Diversified Emerging Markets Debt Fund
Voya Global Bond Fund
Voya Global Corporate Leaders® 100 Fund
Voya Global Equity Dividend Fund
Voya Global Equity Fund
Voya Global High Dividend Low Volatility Fund
Voya Global Perspectives® Fund
Voya Global Real Estate Fund
Voya International Real Estate Fund
Voya Multi-Manager Emerging Markets Equity Fund
Voya Multi-Manager International Equity Fund
Voya Multi-Manager International Factors Fund
Voya Multi-Manager International Small Cap Fund
Voya Russia Fund